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                                                                      EXHIBIT 11


              [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]

                                  May 11, 2001

AIM Investment Securities Funds
11 Greenway Plaza
Suite 100
Houston, TX 77046


         RE: Shares of Beneficial Interest of AIM Municipal Bond Fund.

Ladies and Gentlemen:


                  We have acted as counsel to AIM Investment Securities Funds, a Delaware business trust (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") among the Company, on behalf of its series portfolio, AIM Municipal Bond Fund ("Municipal Bond Fund"), AIM Tax-Exempt Funds, a Delaware business trust ("ATEF"), on behalf of its series portfolio, AIM Tax-Exempt Bond Fund of Connecticut ("Connecticut Bond Fund") and A I M Advisors, Inc., a Delaware corporation.

                  The Plan provides for the reorganization of Connecticut Bond Fund, with and into Municipal Bond Fund (the "Reorganization"). Pursuant to the Plan, all of the assets of Connecticut Bond Fund will be transferred to Municipal Bond Fund. Municipal Bond Fund will assume all of the liabilities of Connecticut Bond Fund and the Company will issue Class A shares of Municipal Bond Fund to Connecticut Bond Fund's Class A shareholders. The value of each Connecticut Bond Fund shareholder's account with Municipal Bond Fund after the Reorganization will be the same as the value of such shareholder's account with Connecticut Bond Fund prior to the Reorganization.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A shares of Municipal Bond Fund to be issued to the Connecticut Bond Fund shareholders pursuant to the Plan (the "Municipal Bond Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Municipal Bond Fund Shares, when issued by the Company to the shareholders of Connecticut Bond Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.



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                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP



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